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                                                                    EXHIBIT 4.44

                                SHARE OPTION PLAN

                                OPTION COMMITMENT
                                (SENIOR OFFICER)

Notice is hereby given that, effective February 14, 2005 (the "Effective Date") Pine Valley Mining Corporation (the "Company") has granted to Martin Rip (the "Service Provider"), an Option to acquire 300,000 Common Shares ("Optioned' Shares") up to 5:00 p.m. Vancouver Time on February 14, 2010 (the "Expiry Date") at a Exercise Price of Cdn$5.60 per share.

At the date of grant of the Option, the Company is classified as a Tier 1 company under TSX Venture Policies.

Optioned Shares will vest and may be exercised as follows:

(a)  37,500 shares on May 14, 2005; and

(b)  37,500 shares every three months thereafter until fully vested.

The grant of the Option evidenced hereby is made subject to the terms and conditions of the Company's Share Option Plan, the terms and conditions of which are hereby incorporated herein.

To exercise your Option, deliver a written notice specifying the number of Optioned Shares you wish to acquire, together with cash or a certified cheque payable to the Company for the aggregate Exercise Price, to the Company. A certificate for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable thereafter.

PINE VALLEY MINING CORPORATION

/s/ Martin Rip
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Authorized Signatory